Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media Contacts:
Oct. 13, 2004	Peter Thonis, Verizon Communications
212-395-2355
peter.thonis@verizon.com

Nancy Stark, Verizon Wireless
908-306-6762
nancy.stark@verizonwireless.com

Verizon Wireless CFO Appointed to Vodafone Position;

Successor to be Named

NEW YORK and BEDMINSTER, NJ – Verizon Communications (NYSE:VZ) and Verizon Wireless announced today that Andrew Halford, Verizon Wireless Vice President and Chief Financial Officer, has been named the Financial Director Designate of Vodafone Group (NYSE and LSE:VOD). Verizon Wireless is a joint venture of Verizon Communications and Vodafone Group.

Halford, who has been CFO at Verizon Wireless since May 2002, will remain in the position until Dec. 31, 2004. Verizon and Vodafone will work together to name a successor.

“Andy Halford has played a key role on the Verizon Wireless management team that has delivered industry-leading performance over the past two years,” said Denny Strigl, President and CEO of Verizon Wireless. “We look forward to continuing to benefit from his contribution and working with him in his new assignment at Vodafone.”

Doreen Toben, Verizon CFO, said, “Andy and his team have established a strong foundation of financial controls and budget discipline that we will build on as Verizon Wireless continues to extend its industry leadership in revenue growth, product innovation, customer service and profitability.”

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Verizon News Release, page 2

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About Verizon Wireless

Verizon Wireless is the nation’s leading provider of wireless communications. The company has the largest nationwide wireless voice and data network and 40.4 million customers. Headquartered in Bedminster, NJ, Verizon Wireless is a joint venture of Verizon Communications (NYSE:VZ) and Vodafone (NYSE and LSE: VOD). Find more information on the Web at www.verizonwireless.com. To receive broadcast-quality video footage of Verizon Wireless operations, log onto www.thenewsmarket.com/verizonwireless.